EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 28, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments and noncontrolling interests, which is as of March 4, 2010, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Micron Technology Inc.'s Current Report on Form 8-K dated March 4, 2010.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

June 16, 2010